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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                             (Amendment No. 1)*



                         Wolverine World Wide, Inc.
- --------------------------------------------------------------------------------
                              (Name of Issuer)


                                Common Stock
- --------------------------------------------------------------------------------
                       (Title Of Class of Securities)


                                  978097103
                 -------------------------------------------
                               (CUSIP Number)

Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  978097103                   13G                     PAGE 2 OF 8 PAGES

- --------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Merrill Lynch Asset Management, L.P., the general partner of which is
            Princeton Services, Inc., is the successor to Merrill Lynch
            Investment Management, Inc.
- --------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                     (a) [_]
                                                                     (b) [_]
- --------------------------------------------------------------------------------
3   SEC USE ONLY

- -------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
- -------------------------------------------------------------------------------
              5   SOLE VOTING POWER

 NUMBER OF            None
  SHARES      -------------------------------------------
BENEFICIALLY  6   SHARED VOTING POWER
 OWNED BY
   EACH               0
 REPORTING    -------------------------------------------
PERSON WITH   7   SOLE DISPOSITIVE POWER

                      None
              -------------------------------------------
              8   SHARED DISPOSITIVE POWER

                      0
- --------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
- --------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%
- --------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

        IA, PN
- --------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  978097103                   13G                     PAGE 3 OF 8 PAGES

- --------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Fund Asset Management, L.P., the general partner of which is
            Princeton Services, Inc., is the successor to Fund Asset
            Management, Inc.
- --------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                     (a) [_]
                                                                     (b) [_]
- --------------------------------------------------------------------------------
3   SEC USE ONLY

- -------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
- -------------------------------------------------------------------------------
              5   SOLE VOTING POWER

 NUMBER OF            None
  SHARES      -------------------------------------------
BENEFICIALLY  6   SHARED VOTING POWER
 OWNED BY
   EACH               0
 REPORTING    -------------------------------------------
PERSON WITH   7   SOLE DISPOSITIVE POWER

                      None
              -------------------------------------------
              8   SHARED DISPOSITIVE POWER

                      0
- --------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
- --------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%
- --------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

        IA, PN
- --------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  978097103                   13G                     PAGE 4 OF 8 PAGES

- --------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Merrill Lynch Phoenix Fund, Inc.
- --------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                     (a) [_]
                                                                     (b) [_]
- --------------------------------------------------------------------------------
3   SEC USE ONLY

- -------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

          Maryland
- -------------------------------------------------------------------------------
              5   SOLE VOTING POWER

 NUMBER OF            None
  SHARES      -------------------------------------------
BENEFICIALLY  6   SHARED VOTING POWER
 OWNED BY
   EACH               0
 REPORTING    -------------------------------------------
PERSON WITH   7   SOLE DISPOSITIVE POWER

                      None
              -------------------------------------------
              8   SHARED DISPOSITIVE POWER

                      0
- --------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
- --------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%
- --------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

        IV
- --------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                SCHEDULE 13G


Item 1 (a)    Name of Issuer:
              --------------

              Wolverine World Wide, Inc.

Item 1 (b)    Address of Issuer's Principal Executive Offices:
              -----------------------------------------------

              93441 Courtland Drive
              Rockford, MN 49351

Item 2 (a)    Names of Persons Filing:
              -----------------------

              Merrill Lynch Asset Management, L.P.
              Fund Asset Management, L.P.
              Merrill Lynch Phoenix Fund, Inc.

Item 2 (b)    Address of Principal Business Office, or, if None, Residence:
              ------------------------------------------------------------

              Merrill Lynch Asset Management, L.P.
              800 Scudders Mill Road
              Plainsboro, New Jersey  08536

              Fund Asset Management, L.P.
              800 Scudders Mill Road
              Plainsboro, New Jersey  08536

              Merrill Lynch Phoenix Fund, Inc.
              800 Scudders Mill Road
              Plainsboro, New Jersey  08536

Item 2 (c)    Citizenship:
              -----------

              See Item 4 of Cover Pages

Item 2 (d)    Title of Class of Securities:
              ----------------------------

              Common Stock

Item 2 (e)    CUSIP Number:
              ------------

              978097103

Item 3

        Merrill Lynch Asset Management, L.P. (d/b/a Merrill Lynch Asset Management ("MLAM")) and Fund Asset Management, L.P. ("FAM") are investment advisers registered under (S) 203 of the Investment Advisers Act of 1940. Merrill Lynch Phoenix Fund, Inc. is an investment company registered under
Section 8 of the Investment Company Act of 1940.

                              Page 5 of 8 Pages
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Item 4        Ownership
              ---------

              (a) Amount Beneficially Owned:

        See Item 9 of Cover Pages. Pursuant to (S) 240.13d-4, MLAM and FAM (the "Reporting Persons") disclaim beneficial ownership of the securities of Wolverine World Wide, Inc. referred to herein, and the filing of this Schedule 13G shall not be construed as an admission that the Reporting Persons are, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934 (the "Act"), the beneficial owner of any securities of Wolverine World Wide, Inc. covered by this statement.


              (b) Percent of Class:

                    See Item 11 of Cover Pages

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote:

                    See Item 5 of Cover Pages

                 (ii) shared power to vote or to direct the vote:

                    See Item 6 of Cover Pages

                (iii) sole power to dispose or to direct the disposition of:

                    See Item 7 of Cover Pages

                 (iv) shared power to dispose or to direct the disposition of:

                    See Item 8 of Cover Pages

Item 5        Ownership of Five Percent or Less of a Class.
              --------------------------------------------

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


Item 6        Ownership of More than Five Percent on Behalf of Another Person.
              ---------------------------------------------------------------

              Not Applicable


Item 7        Identification and Classification of the Subsidiary Which
              ---------------------------------------------------------
              Acquired the Security Being Reported on by the Parent Holding
              -------------------------------------------------------------
              Company.
              -------

              See Exhibit A

                              Page 6 of 8 Pages
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Item 8        Identification and Classification of Members of the Group.
              ---------------------------------------------------------

              Not Applicable

Item 9        Notice of Dissolution of Group.
              -------------------------------

              Not Applicable

Item 10       Certification.
              -------------

        By signing below each of the undersigned certifies that, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature.
- ---------

        After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  February 14, 1994
                              Merrill Lynch Asset Management, L.P.
                              By:  Princeton Services, Inc. (General Partner)

                              /s/ David L. Dick
                              --------------------------------
                              Name: David L. Dick
                              Title: Attorney-in-Fact*

                              Fund Asset Management, L.P.
                              By:  Princeton Services, Inc. (General Partner)

                              /s/ David L. Dick
                              --------------------------------
                              Name: David L. Dick
                              Title: Attorney-in-Fact**

                              Merrill Lynch Phoenix Fund, Inc.

                              /s/ David L. Dick
                              --------------------------------
                              Name: David L. Dick
                              Title: Attorney-in-Fact**

- ----------------
* Signed pursuant to a power of attorney, dated February 10, 1994, included as an exhibit to Schedule 13G filed with the Securities and Exchange Commission by Merrill Lynch & Co., Inc., et. al. on February 14, 1994 with respect to Dial REIT Inc.

** Signed pursuant to a power of attorney, dated February 10, 1994, included as an exhibit to Schedule 13G filed with the Securities and Exchange Commission by Merrill Lynch & Co., Inc., et. al. on February 14, 1994 with respect to Matrix Service Company.

                              Page 7 of 8 Pages
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                          Exhibit A to Schedule 13G
                          -------------------------

                  ITEM 7 DISCLOSURE RESPECTING SUBSIDIARIES
                  -----------------------------------------


        MLAM, a Delaware limited partnership with its principal place of business at 800 Scudders Mill Road, Plainsboro, New Jersey, is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. MLAM may be deemed the beneficial owner of 0% of the common stock outstanding of Wolverine World Wide, Inc. as a result of acting as investment adviser to several investment companies registered under Section 8 of the Investment Company Act of 1940. No one investment company advised by MLAM owns more than 5% of the securities of Wolverine World Wide, Inc..

        FAM, a Delaware limited partnership with its principal place of business at 800 Scudders Mill Road, Plainsboro, New Jersey, is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. FAM may be deemed the beneficial owner of 0% of the common stock outstanding of Wolverine World Wide, Inc. as a result of acting as investment adviser to several investment companies registered under Section 8 of the Investment Company Act of 1940. No one investment company advised by FAM owns more than 5% of the securities of Wolverine World Wide, Inc..

                              Page 8 of 8 Pages